Exhibit 99.1

                   HAMPTON ROADS BANKSHARES DECLARES DIVIDEND

     CHESAPEAKE, Va., Aug. 11 /PRNewswire-FirstCall/ -- On Tuesday, August 9, 2005, the Board of Directors of Hampton Roads Bankshares, Inc. (OTC Bulletin
Board: HMPR), parent company of Bank of Hampton Roads, declared a semi-annual dividend in the amount of $0.18 per share on its common stock, payable on September 15, 2005, to shareholders of record as of August 20, 2005. As of August 9, 2005, the Company had 8,076,850 total shares outstanding. This is the Company' seventeenth consecutive dividend paid to shareholders.

     The Board declared the dividend in consideration of the Company's strong financial performance and proven track record. Through the second quarter of 2005, the Company earned a record $2.5 million or $0.30 per diluted share, an increase of 36% over the comparable period in 2004.

     "We are very pleased by our earnings trend and the return of margins to the levels we experienced prior to the reduced rate environment prevalent from 2002 to 2004," said Jack W. Gibson, President and Chief Executive Officer.

     Earnings growth in the first half of 2005 was driven by an increase in loans as well as the rising interest rate environment. Total loans increased 27%, or $63 million, from June 2004 to June 2005 to a record $297 million. Total assets as of June 30, 2005, were a record $388 million, an increase of 20% over June 30, 2004. Total deposits increased 18%, or $47 million, from June 30, 2004, to end the second quarter at a record $309 million.

     Bank of Hampton Roads' presence will expand significantly on August 16, 2005, when it opens the doors of its new Dominion Tower office in downtown Norfolk. This will be the Bank's seventeenth location and the new flagship of its branch network. The prestigious Dominion Tower, which is owned by Harbor Group International, is meticulously maintained and offers outstanding vehicular access and abundant parking. The building is twenty-six stories tall and 436,084 square feet in size. Bank of Hampton Roads' full service branch and ATM will be conveniently located on the first floor. Shortly, the Bank's new logo will adorn the top of all four sides of the Dominion Tower, which is the tallest building in downtown Norfolk and the showpiece of the Hampton Roads harbor.

     In addition to the branch location, the Bank will soon occupy the entire second floor of the Dominion Tower. By early fall, this area will become the cornerstone of the Bank's operations accommodating many of its executive offices as well as the offices typically associated with a headquarters location.

     Bank of Hampton Roads will maintain its Chesapeake heritage with its Greenbrier location continuing to serve as a centralized lending center. The building will house a branch facility, an experienced team of lenders, and the construction/real estate lending function. The record volume of loans closed in recent years and the likelihood that loan demand will remain strong prompted a necessary expansion for the Bank. With the creation of a centralized lending center, employees involved with this function can work together more efficiently and ultimately provide better customer service to borrowers.

     Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Bank of Hampton Roads has been in business since 1987 and operates throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

CONTACT:  Tiffany K. Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000/
Web site:  http://www.bankofhamptonroads.com/